SECURITIES AND EXCHANGE COMMISSION
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                                 Fund Sale FAQ's

ARE THE FUNDS' STRATEGIES GOING TO CHANGE WITH THE NEW MANAGEMENT?

No. The Funds' strategies are not going to change. Neil Hennessy has committed to running the Funds in the same manner in which they are currently run.

WHY DOESN'T JIM O'SHAUGHNESSY WANT TO MANAGE THE MUTUAL FUNDS ANYMORE? DOES HE NOT BELIEVE IN THE STRATEGIES?

We are not giving up on our strategies. We do believe, however, that one of the current vehicles of delivering our strategies, the mutual fund, is no longer the most effective way to deliver them. Remember, Jim's books were not about mutual funds they were about strategies.

We believe that the future of investing lies in more flexible investment vehicles that will allow for greater personalization, customization and tax management than a mutual fund can.

We are excited about delivering a vehicle like this and, in fact, will still be using the exact same strategies that our mutual funds employ--because we believe in these strategies. Shareholders interested in accessing our time-tested approach will soon be able to do so in a manner that will have far more benefits than in a mutual fund.

SO WHY SHOULD I STAY INVESTED IN THE CORNERSTONE FUNDS?

While we believe that separately managed accounts are the future of investing, we do acknowledge that some investors might still believe that the mutual fund vehicle is more appropriate for them. Neil Hennessy shares this view. So for those investors who like our strategies and the mutual fund vehicle, the Cornerstone Funds present an available vehicle.

DO I HAVE A SAY IN THE CHANGE IN MANAGEMENT?

Yes you do. You should have or will shortly receive a proxy ballot in the mail, which provides you the option of voting for or against the change in management.

CAN I HAVE O'SHAUGHNESSY CAPITAL PRIVATELY MANAGE MY ACCOUNT?

Yes you can. Currently our private account minimum is $250,000. We are working very aggressively however, to get that minimum down to a level of $5,000. We will have information available in the upcoming months. If you are interested in our private accounts please contact us at 800-782-5855.

WHO IS NEIL HENNESSEY?

Neil Hennessy has been in the industry for almost 30 years now. He received his education at the University of San Diego, worked for Paine Webber, then served as chair of one of the National Association of Securities Dealers' District Business Conduct Committees, serving as a security industry expert witness in over 400 cases.

Edward J. Hennessy Inc. was established in 1989, and the Hennessy Funds were established in 1996. They are a Securities and Exchange Commission Registered Investment Advisor and members of the National Association of Securities Dealers Inc. Edward J. Hennessy Inc. is general partner to 3 limited partnerships and currently manages approximately $55 million in assets.
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WHY WAS EDWARD HENNESSY CHOSEN TO MANAGE THE FUNDS?

A top concern of ours was finding a manager who believes in Strategy Indexing and would be committed and capable of running the Funds in the exact same way in which they are managed now. Neil currently manages two mutual funds that follow Strategy Indexing--the Hennessy Balanced Fund and the Hennessy Leveraged Dogs Fund. Neil Hennessy also has no plans to propose a change in the management fees.

CAN I CONTACT EDWARD J. HENNESSY INC. TO GET MORE INFORMATION ON THEIR
MANAGEMENT?

Yes you can. The toll free number is 800-966-4654 and their website address is www.Hennessy-Funds.com.